Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-52577 on Form N-1A of our report dated June 14, 2021, relating to the financial statements and financial highlights of Fidelity Series Treasury Bill Index Fund, a fund of Fidelity Hereford Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Hereford Street Trust for the period ended April 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 21, 2021